Exhibit 99(3)

HESS CORPORATION
THIRD QUARTER 2011 ANALYSTS' CONFERENCE CALL

Introduction

Hello everyone. In my remarks today, I will compare third quarter 2011 results to the second quarter.

Consolidated Results of Operations

The Corporation generated consolidated net income of $298 million in the third quarter of 2011 compared with $607 million in the second quarter.  The third quarter results included net after-tax charges of $81 million from items affecting comparability of earnings between periods.

Exploration and Production

Exploration and Production had income of $422 million in the third quarter of 2011 compared with $747 million in the second quarter. Third quarter results included several items affecting the comparability of earnings between periods that were described earlier by John Hess. Excluding these items, the changes in the after-tax components of earnings are as follows:

Increase
(decrease)
in earnings

Lower sales volumes decreased earnings by	$(171)

Lower selling prices decreased earnings by	(98)

Lower exploration expense increased earnings by	33

Higher operating costs decreased income by	(25)

All other items net to an increase in earnings of	17

For an overall decrease in third quarter adjusted earnings of	$(244)

Our E&P operations were underlifted in the quarter compared with production, resulting in decreased after-tax income of approximately $30 million.

Our E&P total production unit costs were approximately $39.35 per barrel in the third quarter. We estimate our total production unit costs will be approximately $39 per barrel in the fourth quarter.

The charge of $44 million for the additional 12% supplementary tax in the United Kingdom includes a provision of approximately $15 million representing the incremental tax on earnings from the effective date of March 24, 2011 through the end of the second quarter and a charge of $29 million to increase the United Kingdom deferred tax liabilities on the balance sheet.  Excluding the impact of the items affecting comparability of earnings between periods, the E&P effective income tax rate was 27% for the third quarter, primarily reflecting the mix of earnings, and 37% for the first nine months of 2011.

HESS CORPORATION
THIRD QUARTER 2011 ANALYSTS' CONFERENCE CALL

Marketing and Refining

Marketing and Refining generated a loss of $23 million in the third quarter of 2011 compared with a loss of $39 million in the second quarter.

Refining losses were $38 million in the third quarter of 2011 compared with a loss of $44 million in the second quarter. The Corporation’s losses from its equity investment in HOVENSA were $36 million in the third quarter of 2011 compared with $49 million in the second quarter. Port Reading broke even in the third quarter of 2011, down from earnings of $5 million in the second quarter.

Marketing earnings were $41 million in the third quarter of 2011, an increase from $28 million in the second quarter, principally reflecting higher margins in energy marketing.  Trading activities generated a loss of $26 million in the third quarter of 2011 compared with a loss of $23 million in the second quarter.

Corporate and Interest

Net Corporate expenses were $44 million in the third quarter of 2011 compared with $42 million in the second quarter.  After-tax interest expense was $57 million in the third quarter of 2011 compared with $59 million in the second quarter.

Consolidated Cash Flows

Turning to cash flow –

Net cash provided by operating activities in the
third quarter, including a decrease of $11 million
from changes in working capital, was	$1,022

Capital expenditures were	(2,434)

Proceeds from asset sales were	131

All other items amounted to a decrease in cash of	(86)

Resulting in a net decrease in cash and cash equivalents
in the third quarter of	$(1,367)

We had $827 million of cash and cash equivalents at September 30, 2011 and $1,608 million at December 31, 2010.  Total debt was $5,592 million at September 30, 2011 and $5,583 million at December 31, 2010.  The Corporation’s debt to capitalization ratio at September 30, 2011 was 22.8% compared with 24.9% at the end of 2010.

This concludes my remarks.  We will be happy to answer any questions.  I will now turn the call over to the operator.

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HESS CORPORATION
THIRD QUARTER 2011 ANALYSTS' CONFERENCE CALL

Cautionary Note

The forgoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Reconciliation of Segment Earnings to Earnings
Excluding Items Affecting Comparability Between Periods

	Third Quarter	Second Quarter
	2011	2011
Exploration & Production Segment Results	$422	$747
Items Affecting Comparability
Asset impairments	140	―
Charge for United Kingdom supplementary tax increase	44	―
Gains on asset sales	(103)	―

Exploration & Production Income Excluding
Items Affecting Comparability	$503	$747